EXHIBIT 99.1

Contact:	Contact:
Mary Coleman	Lippert/Heilshorn & Associates
Savient Pharmaceuticals, Inc.	Anne Marie Fields
information@savient.com	afields@lhai.com
(732) 418-9300	(212) 838-3777
Savient Pharmaceuticals Reports Fourth Quarter and Year End 2007 Financial Results
EAST BRUNSWICK, N.J. — March 11, 2008 — Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three months and year ended December 31, 2007. For the fourth quarter of 2007, the Company had a net loss of $16.6 million, or $0.31 per share, on total revenues of $1.9 million. For the year ended December 31, 2007, the Company had a net loss of $48.7 million, or $0.93 per share, on total revenues of $14.0 million. The Company ended the year with $142.4 million in cash and short-term investments.
Total revenues for the fourth quarter of 2007 were $1.9 million, compared with $8.2 million for the fourth quarter of 2006, a decrease of $6.3 million, or 77%. This decrease was primarily due to generic competition for Oxandrin, the Company’s product that promotes weight gain following involuntary weight loss relating to disease or medical condition. Generic competition began in December 2006. Net product sales of Oxandrin for the fourth quarter of 2007 were $0.9 million, compared with $7.7 million for the fourth quarter of 2006, a decrease of $6.8 million, or 88%. Partially offsetting the decline in Oxandrin sales for the fourth quarter of 2007 were sales of oxandrolone, our generic, which were $0.9 million, compared with $0.5 for the fourth quarter of 2006, representing an increase of $0.4 million, or 80%.
Cost of sales for the fourth quarter of 2007 was $0.9 million, compared with $4.9 million for the fourth quarter of 2006, a decrease of $4.0 million, or 82%. The decrease was primarily due to lower Oxandrin sales.
Research and development expenses for the fourth quarter of 2007 were $14.7 million, compared with $8.5 million for the fourth quarter of 2006, an increase of $6.2 million, or 73%. This increase was primarily due to our phase 3 clinical trials for Puricase® (pegloticase), and development expenses for analytical and manufacturing activities including the payment of reservation fees for future production of inventory.
Selling, general and administrative expenses for the fourth quarter of 2007 were $9.8 million, compared with $7.9 million for the fourth quarter of 2006, an increase of $1.9 million, or 24%. This increase was primarily due to higher stock-based compensation expenses including performance-based stock awards where performance objectives were either achieved or determined to be achievable in the fourth quarter. Partially offsetting the increased costs was a reduction in selling and marketing expenses resulting from the termination in 2007 of all promotional activities related to Oxandrin.
The Company reported a loss from continuing operations for the fourth quarter of 2007 of $17.1 million, compared with a loss of $9.4 million for the fourth quarter of 2006, an increase of $7.7 million, or 82%. For the fourth quarter of 2007, the net loss per basic and diluted share from continuing operations was $0.32 compared with a net loss per basic and diluted share from continuing operations of $0.18 for the fourth quarter of 2006.
“The financial results were in line with our plan,” stated Christopher Clement, President and Chief Executive Officer. “We made tremendous strides in 2007 in the development of pegloticase. In March, we completed enrollment into our phase 3 clinical trials, in October we completed our clinical program and in December announced positive top-line clinical results. We also implemented an Open Label Extension clinical trial for patients completing the phase 3 clinical protocols, which provided them with an opportunity to receive pegloticase for 12 months. The enrollment into this trial was robust, showing that both physicians and patients considered the value of pegloticase sufficiently great to continue frequent clinical visits and IV infusions. Without pegloticase, these patients would have no treatment alternative today. We made significant progress in our manufacturing activities in completing our three validation batches, entering into a manufacturing agreement with a secondary source of active pharmaceutical ingredient (API) and hiring a fill and finish contract manufacturer in the U.S. Our focus is now on the preparation for our pre-BLA filing meeting with the FDA on April 17, 2008 and preparation of the Biologics License Application (BLA) for filing with the Food and Drug Administration (FDA) by the end of June 2008”.
For the year ended December 31, 2007, total revenues decreased $33.5 million, to $14.0 million due to lower sales of Oxandrin from generic competition offset partially by revenues from the sale of our generic, oxandrolone.
Research and development expenses of $50.9 million were higher by $29.5 million from the 2006 amounts. This was primarily due to the Puricase phase 3 clinical trials and the Puricase manufacturing validation activities including the cost of capacity reservation fees to assure production availability in the future.
Selling, general and administrative expenses for the year ended December 31, 2007 were $31.1 million, $3.5 million lower than the same period in 2006. This was primarily due to reductions in the sales and marketing activities for Oxandrin, including the elimination of our sales force in January 2007, and lower financial, professional and consulting expenses in 2007.
The Company reported a loss from continuing operations for the year ended December 31, 2007 of $49.2 million, compared with a loss of $1.5 million for the year ended December 31, 2006, an increase of $47.7 million. For the year ended December 31, 2007, the net loss per basic and diluted share from continuing operations was $0.94, compared with a net loss per basic and diluted share from continuing operations of $0.03 for the year ended December 31, 2006.
CONFERENCE CALL
Savient will host a live web cast to review fourth quarter 2007 results on March 12, 2008 at 10:00 a.m. EDT. Both the live and archived web cast can be accessed from the Investor Relations page of Savient’s website at http://www.savient.com. A digital recording of the web cast will be available within one hour following the conclusion of the call and will be available for fourteen days. To access the recording, use the Dial-In Number and the Conference ID listed below.
Dial: (800) 642-1687 (domestic) or (706) 645-9291 (international)
Conf ID: 35526494
ABOUT SAVIENT PHARMACEUTICALS, INC.
Savient Pharmaceuticals is a biopharmaceutical company engaged in developing and distributing pharmaceutical products that target unmet medical needs in both niche and broader markets. The company’s product development candidate, Puricase® (pegloticase) for treatment-failure gout, has reported positive Phase 1, 2 and 3 clinical data. Patient dosing in the Phase 3 clinical studies began in June 2006; patient enrollment was completed in March 2007; the Phase 3 clinical studies were completed in October 2007. Pegloticase became the official generic name for Puricase assigned by the USAN Council replacing the previously used name of PEG-uricase. Savient’s experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit the Company’s expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Further information on Savient can be accessed by visiting: http://www.savient.com.
FORWARD-LOOKING LANGUAGE
We may from time to time make written or oral forward-looking statements, including statements contained herein, in our filings with the Securities and Exchange Commission, in our press releases and in our reports to stockholders within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release regarding our strategy, expected future financial position, results of operations, cash flows, financing plans, discovery and development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding our financial results and outlook, the continued implementation of our strategic plan, the continued development of our pipeline, the outcome of Phase 3 clinical trials for Puricase (pegloticase), the filing of a BLA with the FDA and the absence of other therapies for treatment-failure gout patients are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, our stock price and market conditions, the delay or failure in developing Puricase and other product candidates; delay achieving or failure to achieve FDA approval of Puricase, difficulties of expanding our product portfolio through in-licensing or acquisition; inability to manufacture commercial quantities of our products; inability to gain market acceptance sufficient to justify development and commercialization costs if our products are approved for marketing; effects of generic competition for Oxandrin; fluctuations in buying patterns of wholesalers; potential future returns of Oxandrin or other products; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative technologies or more effective products by competitors; reliance on third-parties to manufacture, market and distribute many of our products; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in ongoing or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements which speak only as of the date of publication of this annual report to shareholders. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.
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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	December 31,	December 31,
	2007	2006
Assets:
Current Assets:
Cash and cash equivalents	$124,865	$177,293
Short-term investments (including restricted investments)	17,557	2,103
Accounts receivable, net	1,490	3,517
Note receivable	644	644
Inventories, net	2,636	4,203
Recoverable income taxes	8,637	—
Prepaid expenses and other current assets	3,105	7,098

Total current assets	158,934	194,858
Non-current assets:
Deferred income taxes, net	3,558	—
Property and equipment, net	1,599	1,139
Other assets (including restricted cash and investments)	3,082	1,896

Total assets	$167,173	$197,893

Liabilities And Stockholders’ Equity:
Current Liabilities:
Accounts payable	$3,758	$4,552
Deferred revenues	1,298	416
Other current liabilities	14,128	15,196

Total current liabilities	19,184	20,164
Other liabilities	8,924	43
Commitments and contingencies Stockholders’ Equity:
Preferred stock — $.01 par value 4,000,000 shares authorized; no shares Issued	—	—
Common stock — $.01 par value 150,000,000 shares authorized; issued and outstanding 53,712,000 in 2007; 52,309,000 in 2006	537	523
Additional paid in capital	204,659	189,496
Accumulated deficit	(67,445)	(14,316)
Accumulated other comprehensive income	1,314	1,983

Total stockholders’ equity	139,065	177,686

Total liabilities and stockholders’ equity	$167,173	$197,893

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
Revenues:
Product sales, net	$1,814	$8,199	$13,825	$47,351
Other revenues	75	31	199	163

	1,889	8,230	14,024	47,514

Cost and expenses:
Cost of goods sold	917	4,936	1,205	8,506
Research and development	14,716	8,479	50,870	21,412
Selling, general and administrative	9,812	7,853	31,123	34,596
Commissions and royalties	—	—	—	5

	25,445	21,268	83,198	64,519

Operating loss from continuing operations	(23,556)	(13,038)	(69,174)	(17,005)
Investment income	1,926	2,607	8,755	7,233
Other income (expense), net	(119)	64	(543)	8,333

Loss from continuing operations before income taxes	(21,749)	(10,367)	(60,962)	(1,439)
Income tax expense (benefit)	(4,634)	(1,001)	(11,807)	25

Loss from continuing operations	(17,115)	(9,366)	(49,155)	(1,464)

Income from discontinued operations, net of income taxes (includes gain (loss) on sale of discontinued operations)	487	602	487	61,789

Net income (loss)	$(16,628)	$(8,764)	$(48,668)	$60,325

Loss per common share from continuing operations:
Basic	$(0.32)	$(0.18)	$(0.94)	$(0.03)

Diluted	$(0.32)	$(0.18)	$(0.94)	$(0.03)

Earnings per common share from discontinued operations:
Basic	$0.01	$0.01	$0.01	$1.06

Diluted	$0.01	$0.01	$0.01	$1.06

Earnings (loss) per common share:
Basic	$(0.31)	$(0.17)	$(0.93)	$1.03

Diluted	$(0.31)	$(0.17)	$(0.93)	$1.03

Weighted average number of common and common equivalent shares:
Basic	52,815	51,774	52,461	58,538

Diluted	52,815	51,774	52,461	58,538